Exhibit 10.7.1
October 24, 2025
Josh Silverman
Delivered via DocuSign

Dear Josh:

This letter agreement (this “Agreement”) outlines the terms of the agreement between you and Etsy, Inc. (“Etsy”) regarding your transition to the role of executive chair (“Executive Chair”) of Etsy’s Board of Directors (the “Board”), effective as of January 1, 2026 (the “Transition Date”), and your subsequent transition to the role of a non-executive member of the Board and senior advisor to the Board (“Senior Advisor”), in each case, in accordance with the terms of this Agreement.

1.Transition from Chief Executive Officer Role.

a.Prior to Transition Date. From now until the Transition Date, you will remain employed with Etsy as its Chief Executive Officer and will work with the Board and Etsy’s executive officers to help facilitate a smooth transition of responsibilities. Effective as of the Transition Date, you will automatically resign from your position as Chief Executive Officer of Etsy and all your other current positions with Etsy, except for your Executive Chair, Senior Advisor and Board positions, and you agree that you will execute such further documents and instruments as may be reasonably necessary or appropriate to effectuate such resignations.

b.Executive Chair Period. Effective as of the Transition Date, you will continue to be employed by Etsy in the role of Executive Chair and continue to serve as an officer of Etsy for a period beginning on the Transition Date and ending on (i) the earlier of (A) December 31, 2026 and (B) the date that your service as Executive Chair terminates for any reason or (ii) such later date as mutually agreed by you and Etsy (the date that your service as Executive Chair ends, the “Executive Chair Separation Date,” and the period from the Transition Date to the Executive Chair Separation Date, the “Executive Chair Period”). During this time, you will report to the Board and your services will consist of such services, and shall be provided at such times, as may be required from time to time by the Board. For the avoidance of doubt, you and Etsy agree that any service on the Board following the date of Etsy’s 2026 annual meeting of stockholders shall be subject to your reelection to the Board by the stockholders.

c.Senior Advisor Period. Effective as of the Executive Chair Separation Date until April 1, 2027 (such period, the “Senior Advisor Period”), you agree to serve as Senior Advisor with respect to the types of matters that were subject to your purview as Chief Executive Officer prior to the Transition Date, or Executive Chair prior to the Executive Chair Separation Date, and you and Etsy agree that you shall remain a non-executive member of the Board during the Senior Advisor Period, provided that, if the Executive Chair Separation Date occurs as a result of your voluntary resignation, death or disability prior to December 31, 2026, you shall not serve as Senior Advisor. Furthermore, you acknowledge and agree that your status at all times with Etsy during the Senior Advisor Period shall be that of an independent contractor, and that you may not, at any time, act as a representative for or on behalf of Etsy for any purpose or transaction, and may not bind or otherwise obligate Etsy in any manner whatsoever without obtaining the prior written approval of Etsy therefor. Although Etsy may specify the results to be achieved by you and may control and direct you in that regard, Etsy shall not control or direct you as to the details or means by which such results are accomplished. At or following the end of the Senior Advisor Period (or the Executive Chair Separation Date if you do not serve as Senior Advisor immediately following the Executive Chair Separation Date), if requested by the Board, you will be deemed to have resigned from the Board (and all other positions held at Etsy and its affiliates) as of the date of such request voluntarily, without any further required action by you, and you will, at the Board’s request, execute any documents necessary to reflect such resignation.

2.Cash Compensation and Benefits.
a.Prior to Transition Date. From now until the Transition Date, the terms and conditions of your employment will continue to be governed by that certain amended and restated offer letter between you and Etsy, dated as of January 15, 2021 (the “Offer Letter”), including, without limitation, that (i) you will continue to receive your current annual base salary of $700,000, paid in accordance with Etsy’s normal payroll practices, (ii) you will remain eligible to receive your 2025 annual bonus under Etsy’s Management Cash Incentive Plan (the “MCIP”) based on actual performance and subject to the terms and conditions of the MCIP and (iii) you will continue to receive benefits for which you are eligible in accordance with your applicable benefit elections.
b.Executive Chair Period. During the Executive Chair Period, (i) you will receive an annual base salary of $420,000, paid in accordance with Etsy’s normal payroll practices and prorated for any partial years of service, (ii) your target annual bonus amount for 2026 under the MCIP will be $420,000, with any amount actually paid subject to actual 2026 performance and the terms and conditions of the MCIP and (iii) Etsy will propose that, during the Executive Chair Period or the Senior Advisor Period, as applicable, on or about March 15, 2026, Etsy’s Compensation Committee grant you an award of performance-based vesting restricted stock units (“PSUs”) with a grant date value equal to approximately $8,000,000, which PSUs will be eligible to vest on April 1, 2027, subject to your continued service to Etsy through such date, based on Etsy’s achievement of 2026 performance measures established by Etsy’s Compensation Committee that are broadly consistent with the performance measures otherwise used for 2026 incentive compensation for Etsy's Executive Team. During the Executive Chair Period except for the equity award of PSUs described in the preceding sentence, you will not be eligible for any further grants of Equity Awards (defined below), your outstanding Equity Awards will be treated in accordance with Section 3 below, and you will continue to receive benefits for which you are eligible in accordance with your applicable benefit elections.
c.Senior Advisor Period. If the Senior Advisor Period begins before December 31, 2026, you will nevertheless remain eligible to receive the value of the base salary and MCIP you would have received had you remained employed through December 31, 2026, based on your service as Senior Advisor. Following December 31, 2026 or, if earlier, the Executive Chair Separation Date if you do not serve as Senior Advisor immediately following such date, you shall not be entitled to any compensation or benefits from Etsy in respect of your employment (including any salary, bonus or incentive compensation, leave, severance or separation pay, or any other compensation or benefits of any kind), except such amounts as may be accrued but unpaid as of the earlier of such dates, and other than the treatment of your Equity Awards set forth in Section 3 below, you will not be entitled to any compensation or benefits in respect of your service following December 31, 2026. To the extent you are enrolled in Etsy’s medical, dental, vision and/or health savings account as of the Executive Chair Separation Date, your active enrollment in these plans will end on the last day of the month that includes the Executive Chair Separation Date. After the Executive Chair Separation Date, you will not be entitled to receive any employee benefits, except for group health coverage continuation in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 and previously accrued 401(k) benefits, if any.
d.Executive Severance Plan. From and after the Transition Date, you shall be ineligible to receive separation pay or benefits under Etsy’s Executive Severance Plan, as in effect from time to time (the “Executive Severance Plan”), except as explicitly set forth in Section 3(e) below. For the avoidance of doubt, until the Transition Date, you shall continue to be eligible to receive separation pay or benefits under the Executive Severance Plan if Etsy terminates your employment prior to the Transition Date and such termination of employment qualifies for severance pay or benefits under the Executive Severance Plan.
3.Treatment of Outstanding Equity Awards.

a.Restricted Stock Units. Your service-based vesting restricted stock units (“RSUs,” and together with your PSUs and options to purchase ordinary shares of Etsy (the “Options”), your “Equity Awards”) will service-vest during the Executive Chair Period and the Senior Advisor Period in accordance with the terms of the applicable equity compensation plan (the “Equity Plan”) and the award agreements pursuant to which the RSUs were granted.

b.Performance Stock Units. Your 2023 and 2024 PSUs (and those granted pursuant to Section 2(b) above) will vest during the Executive Chair Period and the Senior Advisor Period based on actual achievement of performance goals in accordance with the terms and conditions of the applicable Equity Plan and the award agreements pursuant to which the PSUs were granted.

c.Stock Options. Your Options will remain exercisable during the Executive Chair Period, the Senior Advisor Period and, if you continue to serve on the Board thereafter, during the period of such service, and the period to exercise the Options following termination shall commence when all Service (within the meaning of the applicable Equity Plan) ends; provided that, in no event shall such period to exercise extend beyond the original term of the applicable Option.

d.Forfeiture of Equity Awards. Notwithstanding the terms of any applicable Equity Plan or award agreement, all Equity Awards that are unvested as of the end of the Senior Advisor Period will be forfeited without consideration on such date, regardless of whether you continue to serve on the Board thereafter. Furthermore, if you resign for any reason prior to the end of the Senior Advisor Period or if Etsy terminates your service for Cause (as defined in the Offer Letter) prior to the end of the Senior Advisor Period, all Equity Awards that are unvested will be forfeited without consideration on such date (and, in the case of a termination of your service by Etsy for Cause, any Equity Awards that are vested will also be forfeited on such date).

e.Treatment Upon a Change in Control. Upon the occurrence of a Change in Control (as defined in the Executive Severance Plan) during your service to Etsy and prior to the end of the Senior Advisor Period, all of your then-outstanding Equity Awards that would have been eligible to vest on or prior to April 1, 2027 shall accelerate vesting in accordance with the Executive Severance Plan, with the date of such Change in Control deemed to be the Qualifying CIC Termination (as defined in the Executive Severance Plan) solely in respect of such Equity Awards, and any other unvested Equity Awards that you then hold will be immediately forfeited.

f.Termination due to Death. In the event your service to Etsy ends prior to the end of the Senior Advisor Period due to death, all of your then-outstanding Equity Awards that would have been eligible to vest on or prior to April 1, 2027 shall accelerate vesting in accordance with the applicable award agreement, and any other unvested Equity Awards that you then hold will be immediately forfeited.

g.No Other Changes to Equity Awards. The terms and conditions of your Equity Awards, as set forth in the applicable Equity Plan and applicable award agreements, shall remain unchanged and in full force and effect except as explicitly set forth in this Agreement.

4.Other Agreements. You will remain bound by the terms and provisions of the Confidentiality and Proprietary Inventions Agreement, dated as of May 2, 2017, by and between you and Etsy. Except for the definition of Cause (as specified in Section 3(d) of this Agreement), effective as of the Transition Date, this Agreement shall supersede the Offer Letter in all respects. This Agreement may be modified only in a written document signed by you and an authorized officer of Etsy.

5.Etsy’s Policies. You acknowledge and agree that you shall continue to be subject to (i) Etsy’s Compensation Recoupment Policy (the “Clawback Policy”), subject to the terms and conditions thereof and, accordingly, any Covered Compensation (as defined in the Clawback Policy) may be subject to forfeiture and/or recoupment in accordance with the terms of the Clawback Policy and (ii) Etsy’s Insider Trading Policy, subject to the terms and conditions thereof, including, without limitation, any blackout period, pre-clearance, or other trading restrictions set forth therein, with respect to any Equity Awards and any ordinary shares of Etsy, whether acquired pursuant to the settlement of RSUs or PSUs, the exercise of Options or otherwise.

6.Indemnification. That certain Indemnification Agreement, dated as of November 15, 2016, by and between you and Etsy shall remain in effect in accordance with its terms.

7.Taxes. All compensation under this Agreement in respect of your service through the Executive Chair Separation Date will be subject to all deductions required by law, including applicable taxes and withholdings. In accordance with its normal payroll practices, Etsy will mail to your home address in Etsy’s records any tax reporting forms it prepares in accordance with any payments made to you, at such time as those forms are prepared and/or filed. You and Etsy hereby acknowledge and agree that, except as otherwise required by applicable law, all payments made in respect of your service as Senior Advisor shall represent fees for services as an independent contractor and shall therefore be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. You will be solely responsible and liable for any taxes owed on any payments or benefits made or provided to you under this Agreement, except for taxes Etsy withholds from any such payments or benefits.

8.Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or are exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Code Section 409A.

9.Legal Fees. Etsy shall also pay up to $30,000 in legal fees in connection with this Agreement.

10.Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

11.Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New York (other than their choice-of-law provisions).

12.Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

13.Assignment. Etsy may assign its rights, interests and obligations under this Agreement to any affiliate or to any other third party which acquires all or substantially all of the stock or assets of Etsy; provided that such assignment shall not release Etsy from its obligations under this Agreement and provided, further, that the assignee assumes all of the obligations of Etsy under this Agreement. This Agreement may not be assigned by you otherwise than by will or the laws of descent and distribution. Subject to the foregoing, this Agreement shall inure to the benefit of the parties and their permitted successors, assigns, heirs, executors and administrators.

14.Location of Services. You will be permitted to work remotely from a location of your choosing, provided that you shall make yourself available to appear in person in various locations as necessary, consistent with your duties.

We thank you for your contributions to Etsy. In acknowledgment of receipt and concurrence of the terms and conditions included within this letter, please sign below and return.

Accepted and Agreed:

/s/ Fred Wilson	/s/ Josh Silverman	10/28/2025
Fred Wilson	Josh Silverman	Date
Chair of the Board
Etsy, Inc.
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